Exhibit 10.7

Consulting Agreement

This Consulting Agreement (“Agreement”) by and between Sancilio and Company, Inc., a Florida corporation (“SCI”), and TherapeuticsMD, Inc., a Nevada corporation (“Therapeutics”), is entered into as of May 17, 2012 (the “Effective Date”). Each of SCI and Therapeutics are referred to hereinafter as a ‘Party” and collectively as the “Parties.”

WHEREAS, Therapeutics has requested SCI to provide certain consulting services (the “Consulting Services”) as provided herein, and SCI is willing to provide the Consulting Services on the terms and subject to the conditions set forth in this Agreement,

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Consulting Services. SCI shall provide the following Consulting Services to Therapeutics:

(a) services provided in support of Therapeutics’ drug development efforts specifically pertaining to individual and combined hormone replacement drug products (“Drug Products “) including, but not limited to, services in support of Therapeutics’ ongoing and future drug development and commercialization efforts, regulatory approval efforts, third-party investment and financing efforts, marketing efforts, chemistry, manufacturing and controls (“CMC”) efforts, drug launch and post-approval activities, and other intellectual property and know-how transfer associated therewith;

(b) services in support of Therapeutics’ efforts to successfully obtain FDA Approval for the Drug Product described in Schedule I hereto; and

(c) other consulting services as mutually agreed upon from time to time by SCI and Therapeutics in relation to new drug development opportunities.

The term “FDA Approval,” as used herein, shall mean a marketing approval for commercial distribution in the United States pursuant to Section 505 of the Food, Drug and Cosmetic Act, as amended, For clarity, an “FDA Approval” as used herein shall not include any “approvable” determinations by the U.S. Food & Drug Administration (“FDA”), including as set forth in any approvable letter under 21 CFR § 314.110.

2. Expense Reimbursement. Therapeutics agrees to reimburse SCI for all out-of-pocket expenses for reasonable business-related travel and engagement of experts required in the performance of the Consulting Services, provided however, that all such expenses shall be submitted in writing and pre-approved by Therapeutics prior to SCI incurring any such expense. All approved expenses shall be paid within 15 days of presentation of invoices and appropriate documentation therefore.

3. Consulting Fee. No cash remuneration shall be paid hereunder.

(a) In consideration for the Consulting Services to be provided pursuant to Section 1(a) hereof, Therapeutics agrees to issue and deliver to SCI contemporaneously with the execution and delivery hereof, a five-year Common Stock Purchase Warrant (“Warrant”), in the form attached hereto as Exhibit A, granting SCI the right to purchase up to One million three hundred thousand (1,300,000) shares of the Common Stock of Therapeutics (the “First Warrant”). The exercise price of the First Warrant shall be set at the five-day average closing bid price immediately preceding the execution of this Agreement and all shares thereunder shall vest immediately upon issuance of the First Warrant.

(b) Upon the receipt by Therapeutics of any final FDA Approval of a Drug Product, Therapeutics agrees to issue and deliver to SCI within five (5) business days after receipt of FDA Approval, an additional five-year Warrant granting SCI the right to purchase Four hundred thirty-three thousand (433,000) shares of the Common Stock of Therapeutics (the “Second Warrant”). The Exercise Price of the Second Warrant shall be set at the same price as the First Warrant outlined in Section 3(a) above and all shares thereunder shall vest immediately upon issuance of the Second Warrant.

(c) As incentive for SCI to specifically assist Therapeutics in obtaining FDA Approval of the Drug Product described in Section 1(b), Therapeutics hereby agrees to issue and deliver to SCI a five-year Warrant granting SCI the right to purchase Four hundred thousand (400,000) shares of the Common Stock of Therapeutics (the “Third Warrant”) upon the submission to FDA of the NDA pertaining to the Drug Product described in Schedule I. The Exercise Price of the Third Warrant shall be set at the five-day average closing bid price immediately preceding the submission of the NDA to FDA and all shares thereunder shall vest immediately upon issuance of the Third Warrant.

(d) SCI expressly acknowledges that the issuance of the aforementioned Warrants shall constitute full and adequate compensation for all Consulting Services to be performed pursuant to this Agreement and that SCI shall not be entitled to any additional compensation in any form. For clarity, SCI shall not be entitled to seek additional consideration relative to any internal costs or other obligations incurred by SCI relating to its Consulting Services (so called “soft costs”), including consulting, legal, engineering and infrastructure-related costs and obligations incurred by SCI in the performance of its duties hereunder.

(e) If (i) the shares of the Common Stock of Therapeutics shall be subdivided or combined into a greater or smaller number of shares or if Therapeutics shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the number of shares of Common Stock that may be purchased pursuant to each of the Warrants described in this Section 3 shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made, including to the exercise price per share, to reflect such events.

4. Intellectual Property. Any invention, trade secret or know-how and any materials, documents, programs or information belonging to Therapeutics and supplied to SCI by

Therapeutics pursuant to this Agreement shall remain the property of Therapeutics, Any invention, trade secret or know-how and any materials, documents, programs or synthesis information belonging to SCI prior to the date of this Agreement, or developed by SCI independently of this Agreement (i.e. not falling within Section 4.1 below), shall remain the property of SCI.

4.1 Any inventions (whether or not patentable), processes, techniques, improvements, discoveries, designs, formulae, copyright, trademark, trade secrets, know-how, developments, confidential information, computer software, data and documentation, and all other intellectual property rights created, discovered or reduced to practice by SCI solely or jointly in the course of performing the Consulting Services are collectively “Project IP.” SCI shall promptly notify Therapeutics in writing when it has made, created, or otherwise invented any Project IP. SCI agrees to assign and hereby does assign to Therapeutics all Project IP (including any patent and all other intellectual property rights therein) and Project IP shall be deemed the Confidential Information of Therapeutics for purposes of Section 5 below. SCI will take all reasonable steps and execute all documents that Therapeutics may reasonably request to transfer to and vest in Therapeutics the ownership and registration of all intellectual property rights that may exist in such Project IP.

4.2 With respect to Project IP, SCI will not knowingly or negligently incorporate or use therein any invention, discovery, process, technology or information that (a) is subject in whole or in part to a claim of any patent application or issued patent that is owned or controlled by SCI, but not assigned to Therapeutics pursuant to Section 4 (“SCI Background Patent Rights”), (b is subject in whole or in part to a claim of any patent or patent application of a third party, or (c) incorporates any SCI processes, inventions, techniques, know-how, or trade secrets that are owned or controlled by SCI, but not assigned to Therapeutics pursuant to Section 4 (“SCI Background Know-How”). In the event any Project IP incorporates or requires the use of SCI Background Patent Rights or SCI Background Know-How (collectively, “SCI Proprietary Technology”), SCI shall grant and hereby grants to Therapeutics a non-exclusive, non-transferable, worldwide, royalty-free, fully paid license to use such SCI Proprietary Technology in connection with the procurement, use, sale and marketing of any Drug Product or other products or processes deriving from this Agreement.

4.3 Therapeutics acknowledges that SCI is in the business of providing other services for a variety of organizations other than Therapeutics. Accordingly, nothing in this Agreement shall preclude or limit SCI from providing other services or developing materials for itself or other clients, or from utilizing the general knowledge gained during the course of its performance hereunder to perform similar services for other clients, provided that such provision of services or development of materials do not constitute a breach under Section 5 herein.

5. Confidentiality. During the performance of the Consulting Services, SCI may receive from Therapeutics confidential or proprietary information, including information concerning Therapeutics’ regulatory submissions, pre-clinical and clinical trials; other data, testing and research techniques, inventions, materials, processes, practices, product research, development and acquisition plans; acquisitions, mergers, divestitures and the like; other business and marketing plans; and other proprietary and trade secrets and like information (collectively “Confidential Information”). Therapeutics agrees that it will only provide such Confidential Information to the extent that it is required by SCI to perform the Consulting Services. Notwithstanding the foregoing, the obligations of this Section 5 shall not apply in the case of:

(i)	information of Therapeutics that is now in the public domain or which subsequently enters the public domain without fault on the part of SCI; or

(ii)	information of Therapeutics that is presently known by SCI from its own sources, where said present knowledge can be demonstrated by written records; or

(iii)	information of Therapeutics that SCI receives in good faith from a third party, where said third party is independent of Therapeutics and is under no obligation of confidentiality with respect to such information; or

(iv)	information developed by or for SCI independent of the Consulting Services, or any other agreements with Therapeutics, and without the use of any Confidential Information of Therapeutics, as evidenced by SCI’s written records.

5.1.1 SCI may disclose Therapeutics’ Confidential Information to the extent required by law or order of a court or governmental agency or to enforce this Agreement; however, SCI must give Therapeutics prompt notice of such intended disclosure and SCI shall make a commercially reasonable effort to obtain a protective order or otherwise protect the confidentiality of such Confidential Information.

5.2 SCI agrees that without the express written consent of Therapeutics, it will not itself use, or provide to, disclose to, or permit any third party to use said Confidential Information. SCI agrees to take commercially reasonable and appropriate measures to safeguard Confidential Information from theft, loss or negligent disclosure to others and to limit internal access to Confidential Information to those of its employees, consultants, agents or subcontractors who reasonably require such access in order to accomplish performance of the Consulting Services. All SCI employees, consultants, agents or subcontractors who have or will have access to Confidential Information have signed or, prior to disclosure of Confidential Information, will sign a confidentiality agreement with provisions no less protective than this Section 5. However, SCI assumes full responsibility for the acts or omissions of such third-parties, no less than if the acts or omissions were those of SCI.

5.3 Unless otherwise consented to by Therapeutics in writing, SCI agrees not to analyze for chemical composition any samples or materials provided by Therapeutics, nor to allow or cause any such samples or materials to be released to third parties for analysis.

5.4 SCI shall not use or disclose to Therapeutics any information it knows to be Confidential Information of a third party except as approved in advance in writing by Therapeutics.

5.5 SCI agrees to notify Therapeutics promptly of the date of, and the circumstances involved in, the loss or unauthorized disclosure of any Confidential Information of Therapeutics.

5.6 Upon termination of this Agreement, and at the written direction of Therapeutics, SCI will promptly return all of Therapeutics’ Confidential Information, including any documents prepared by SCI that contain such information. SCI may retain a single archival copy of the Confidential Information for the sole purpose of determining the scope of obligations incurred under this Agreement.

5.7 Except for disclosure as may be required by regulatory authorities, the Parties agree that they shall not use the other Party’s name, or disclose the existence of this Agreement or any matters relating to the Services provided hereunder in any advertising, promotion, written articles or communications without the prior written consent of the other Party, which consent shall not to be unreasonably withheld.

5.8 The obligations of this Section 5 shall apply to all Confidential Information, whether such Confidential Information was disclosed before or after the Effective Date, and shall survive indefinitely unless specifically excluded under Section 5.1 (i)-(iv).

6. Indemnification.

6.1 Indemnification by Therapeutics. Subject to Section 6.3 below, Therapeutics shall indemnify and hold harmless SCI, its agents, employees, directors and Affiliates from any loss, expense and liability, including reasonable attorney’s fees arising out of Therapeutics’ negligence or willful misconduct under this Agreement, except to the extent the claim, suit or proceeding is subject to SCI’s indemnification obligations in Section 6.2 below.

6.2 Indemnification by SCJ. Subject to Section 6.3 below, SCI shall indemnify and hold harmless Therapeutics, its agents, employees, directors and Affiliates from any loss, expense and liability, including reasonable attorney fees arising out of SCI’s negligence or willful misconduct in the course of providing Consulting Services pursuant to this Agreement.

6.3 A Party that intends to claim indemnification (the “Indemnitee”) under Section 6.1 or 6.2 shall promptly notify the other party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Section 6, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The Indemnitor shall not settle any Claim without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification.

6.4 SCI shall be responsible for the safety of its own employees and agents with respect to the handling or use of materials involved in the performance of this Agreement.

7. SCI represents and warrants to Therapeutics as of the Effective Date that:

(a) the execution and delivery of this Agreement and the performance of the transactions, rights and licenses contemplated hereby have been duly authorized by all appropriate SCI corporate action;

(b) SCI has the full right and authority to enter into this Agreement, and is a legal and valid obligation binding upon SCI and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the terms set forth herein, and does not conflict with any agreement, instrument or understanding to which SCI is a party or by which it is bound;

(c) SCI has the full right and legal capacity to grant the rights granted to Therapeutics hereunder without violating the rights of any third party; and

(d) SCI is the owner of any SCI technology and Project IP, SCI Background Patent Rights, and SCI Proprietary Technology conveyed and that it is aware of no actual or threatened third party claims of ownership of the same.

8. Term. The term of this Agreement (“Term”) shall commence as of the Effective Date and continue until the time of the commercial manufacture of a Drug Product. The Term may be extended by mutual, written agreement between the Parties.

9. Assignment. Neither party hereto may assign this Agreement, in whole or in part; without the prior written consent of the other party hereto.

10. Notices.

(a) All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by facsimile, upon written confirmation of receipt by addressee, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

(b) Notices shall be sent to each party at its respective address listed below (if a party desires to change its address for notice, it shall notify the other party according to these terms):

If to SCI:	Sancilio and Company, Inc. Attn: Fred Sancilio, President & CEO 3874 Fiscal Court, Suite 200
Riviera Beach, Florida 33404 Facsimile No: (561) 847-2312

If to Therapeutics:	TherapeuticsMD, Inc. Attn: Robert Finizio, CEO 951 Broken Sound Parkway NW, Suite 320 Boca Raton, FL 33487 Facsimile No: (561) 431-3389

11. Records & Audits. SCI agrees to maintain records of all Consulting Services performed under this Agreement in accordance with the FDA’s archival guidelines. Therapeutics may review the records of SCI relating to the Consulting Services performed and expenses incurred to assure compliance with all provisions of this Agreement, provided that such inspection may take place (i) only upon reasonable prior written notice (not less than ten (10) business days) and during SCI’s regular business hours.

11.1 Upon reasonable prior written notice (not less than fifteen (15) business days) and during regular business hours, Therapeutics may, at its own cost and expense, review SCI’s quality control procedures and records, with a representative of SCI present.

11.2 In the event of an inspection by any governmental or regulatory authority concerning the Consulting Services performed hereunder, SCI shall notify Therapeutics promptly upon learning of such an inspection, shall supply Therapeutics with copies of any correspondence or portions or correspondence relating to the Consulting Services and shall inform Therapeutics of the general findings and outcomes of such inspections.

12. Certification. SCI represents, warrants and certifies that neither it, nor its Affiliates, nor any of their respective directors, officers, principals, employees and agents was or is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in the drug industry, federal health care programs under or convicted of a criminal offense related to the provision of health care items or services the United States Food, Drug and Cosmetic Act (21 U.S.C. 301 et seq.), and that it has not and will not use in any capacity the services of any entity or person debarred under such law with respect to Consulting Services to be performed under this Agreement. In the event that SCI, or any of its affiliates, directors, officers, principals, employees, or agents becomes or is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in the drug industry under such law or convicted of a criminal offense related to the provision of health care items or services, SCI shall notify Therapeutics in writing immediately.

13. Waiver. The failure of either Party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by any Party hereto of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

14. Entire Understanding. This Agreement contains the entire agreement between the Parties with respect to the subject matter thereof as of the Effective Date.

15. Severability. If a court or other tribunal of competent jurisdiction holds any term or provision, or portion thereof,

of this Agreement to be invalid, void or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect. It is the Parties’ intention that if a court or other tribunal holds any term or pro-vision of this Agreement to be excessive in scope, such term or provision shall be adjusted rather than voided, if possible.

16. Modification. This Agreement may not be amended or modified except by written instrument signed by an authorized representative of the Parties.

17. Cooperation. Each Party shall execute and deliver all such instruments and perform all such other acts as the other Party may reasonably request to early out the transactions contemplated by this Agreement.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflict of law provisions. In the event that an unresolved dispute arises over the enforcement, interpretation, construction, or breach of this Agreement, it shall be litigated in the State of Florida, within the U.S. District Court, Southern District of Florida, or the Florida State Court, Broward County, 17th Judicial Circuit, and both Parties irrevocably submit to the exclusive jurisdiction of such courts for all purposes with respect to any legal action or proceeding in connection with this Agreement.

19. “Affiliate” as used herein shall mean any corporation, company, partnership, joint venture and/or firm, which controls, is controlled by or is under common control with a Party. For purposes of this Section 19, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to substantially direct the management and policies of such non-corporate entities.

20. Counterparts; Signatures. This Agreement may be signed in one or more counterparts, each of which shall be one and the same agreement. If a counterpart of this Agreement is signed and transmitted via facsimile, or via PDF transmitted by e-mail, such signatures shall bind the signing party to this Agreement in full. Original documents may also be signed by the parties and will have the same binding power.

21. Independent Parties. This Agreement shall not be construed as constituting a joint venture or partnership between SCI and Therapeutics. No party shall have any right to obligate any other party in any manner whatsoever, and nothing herein is intended to confer any right of any kind to any third person.

[Signature page follows]

IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives as of the Effective Date.

Sancilio and Company, Inc. By: /s/Fred Sancilio Fred Sancilio President & CEO
TherapeuticsMD, Inc. By: /s/Robert Finizio Robert Finizio Chief Executive Officer

Exhibit A

Form of Warrant

SCHEDULE I

An estradiol-based Drug Product with a dosage equal to or lower than one-half (1/2) of the lowest effective dose of the product currently known as Estrace, while achieving substantially identical bioequivalence.